Exhibit 99.1

NEWMARKET CORPORATION REPORTS FIRST QUARTER 2014 RESULTS

•	Petroleum Additives Reports Record Sales for a First Quarter

•	Shipments up 5.9%, Petroleum Additives Operating Profit Off 5.7%

•	232,200 Shares Repurchased

Richmond, VA, April 23, 2014 – NewMarket Corporation (NYSE:NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the first quarter of 2014.

Net income for the first quarter of 2014 was $57.5 million, or $4.43 per share, compared to net income of $67.8 million, or $5.07 per share for the first quarter of last year. Earnings for both the first quarter of this year and the first quarter of last year included the impact of valuing an interest rate swap at fair value, while the first quarter of last year also included income from operations of a discontinued business. Excluding these items, EPS for the first quarter of 2014 was $4.54, compared to $4.97 for the first quarter of last year (see Summary of Earnings table below).

Petroleum additives sales for this year’s first quarter were $574.0 million, up 2.8% versus the same period last year, and shipments were up 5.9%. Petroleum additives operating profit for the quarter was $96.2 million, or 5.7% lower than last year’s very strong first quarter of $102.0 million. Foreign currency exchange had a small unfavorable effect in the first quarter of 2014 versus a larger favorable effect in last year’s first quarter, resulting in a total decrease in operating profit between periods of about $6 million. We also experienced an unfavorable product mix when comparing the two quarters. The operating profit margin for the quarter was 16.8% and the margin for the four quarters ended March 31, 2014 was 16.2%. Both amounts are in line with our expectations of the performance of our business over the long-term.

The effective tax rate this quarter was 31.4% while last year’s first quarter rate was 27.6%. Last year’s rate included the effects of the R&D tax credit for all of 2012 and the first quarter of 2013, as the R&D tax credit extension was not enacted until January 2013. Congress has not yet enacted the R&D tax credit for 2014.

During the first quarter, we repurchased 232,200 shares of our stock at a cost of $81.5 million, or an average cost per share of $350.95. We ended the quarter with 12.9 million shares outstanding.

We are pleased with the operating performance of our business. The last few years have been marked by upward trends in costs as we have worked to meet our customers’ needs through technological advances in research and development, and through investments in facilities and human capital to drive our business forward. Through these periods, we have continued to manage our business to satisfy our customers’ needs while maintaining profitability. We expect to see increased demand in the petroleum additives market in 2014 and beyond, and we are optimistic about continuing to grow our business and to deliver increased shareholder value.

	Summary of Earnings (In millions, except per-share amounts)
	First Quarter Ended March 31
	2014	2013
Net Income:
Net income	$57.5	$67.8
Loss (gain) on interest rate swap agreement	1.4	(0.4)
(Income) from operations of discontinued business	—	(0.9)

Income excluding the above special items	$58.9	$66.5

Diluted Earnings Per Share:
Net income	$4.43	$5.07
Loss (gain) on interest rate swap agreement	0.11	(0.03)
(Income) from operations of discontinued business	—	(0.07)

Income excluding the above special items	$4.54	$4.97

Please read our first quarter Form 10-Q for more details on operations of the Company.

Sincerely,

Thomas E. Gottwald

The results for this year and last year include the impact from valuing an interest rate swap agreement at fair value. Prior year results also include results from operations of a discontinued business. The Company is reporting net income including these items, as well as income excluding them, and related per share amounts in the Summary of Earnings included in the earnings release. The Company has also included the non-GAAP financial measure EBITDA in this earnings release. A schedule following the financial statements included in this earnings release is provided reflecting the calculation of EBITDA, defined as income from continuing operations, before the deduction of interest and financing expenses, income taxes, depreciation and amortization. EBITDA is shown on the schedule both including and excluding the interest rate swap agreement. The Company believes that even though these items are not required by or presented in accordance with United States generally accepted accounting principles (GAAP), these additional measures enhance understanding of the Company’s performance and period to period comparability. The Company believes that these items should not be considered an alternative to net income determined under GAAP.

As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Thursday, April 24, 2014, to review first quarter 2014 financial results. You can access the conference call live by dialing 1-877-407-9210 (domestic) or 1-201-689-8049 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until May 1, 2014 at 11:59 p.m. EDT by dialing 1-877-660-6853 (domestic) and 1-201-612-7415 (international). The conference ID number is 13579260. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology that makes engines run smoother, machines last longer and fuels burn cleaner.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: availability of raw materials and transportation systems; supply disruptions at single sourced facilities; ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; hazards common to chemical businesses; occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; competition from other manufacturers; sudden or sharp raw materials price increases; gain or loss of significant customers; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; political, economic, and regulatory factors concerning our products; future governmental regulation; resolution of environmental liabilities or legal proceedings; inability to complete future acquisitions or successfully integrate future acquisitions into our business and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2013 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In thousands, except per-share amounts, unaudited)

	Three Months Ended March 31,
	2014	2013

Revenue:
Petroleum additives	$574,045	$558,400
All other (a)	2,377	1,350

Total	$576,422	$559,750

Segment operating profit:
Petroleum additives	$96,179	$102,028
All other (a)	535	(401)

Segment operating profit	96,714	101,627

Corporate unallocated expense	(6,553)	(5,216)
Interest and financing expenses	(4,164)	(4,782)
Other income, net	31	103

Income from continuing operations before special items and income tax expense	86,028	91,732

(Loss) gain on an interest rate swap agreement (b)	(2,233)	678

Income from continuing operations before income tax expense	$83,795	$92,410

Net income:
Income from continuing operations	$57,523	$66,941
Discontinued operations (c)	—	894

Net income	$57,523	$67,835

Basic and diluted earnings per share:
Income from continuing operations	$4.43	$5.00
Discontinued operations (c)	—	0.07

Basic and diluted earnings per share	$4.43	$5.07

Notes to Segment Results and Other Financial Information

Prior periods have been reclassified to reflect the discontinued operations of the real estate development segment resulting from the July 2, 2013 sale of the building constructed by Foundry Park I and leased to MeadWestvaco Corporation.

(a)	“All other” includes the results of our tetraethyl lead (TEL) business, as well as certain contract manufacturing performed by Ethyl Corporation.
(b)	The (loss) gain on an interest rate swap agreement represents the change, since the beginning of the reporting period, in the fair value of an interest rate swap which we entered into on June 25, 2009. We are not using hedge accounting to record the changes to fair value of the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.
(c)	On July 2, 2013, Foundry Park I completed the sale of its real estate assets which comprised the entire real estate development segment. The operations of the real estate development segment are reported as discontinued operations.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per-share amounts, unaudited)

	Three Months Ended March 31,
	2014	2013

Net sales	$576,422	$559,750
Cost of goods sold	414,492	391,343

Gross profit	161,930	168,407

Selling, general, and administrative expenses	39,548	40,941
Research, development, and testing expenses	32,207	31,021

Operating profit	90,175	96,445

Interest and financing expenses	4,164	4,782
Other (expense) income, net (a)	(2,216)	747

Income from continuing operations before income tax expense	83,795	92,410
Income tax expense	26,272	25,469

Income from continuing operations	57,523	66,941

Income from operations of discontinued business (net of tax) (b)	—	894

Net income	$57,523	$67,835

Basic and diluted earnings per share:
Income from continuing operations	$4.43	$5.00
Discontinued operations (b)	—	0.07

Basic and diluted earnings per share	$4.43	$5.07

Cash dividends declared per share	$1.10	$0.90

Notes to Consolidated Statements of Income

Prior periods have been reclassified to reflect the discontinued operations of the real estate development segment resulting from the July 2, 2013 sale of the building constructed by Foundry Park I and leased to MeadWestvaco Corporation.

(a)	On June 25, 2009, we entered into an interest rate swap. The loss on the interest rate swap was $2.2 million for the three months ended March 31, 2014 and the gain on the interest rate swap was $0.7 million for the three months ended March 31, 2013. We are not using hedge accounting to record the changes to fair value of the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.
(b)	On July 2, 2013, Foundry Park I completed the sale of its real estate assets which comprised the entire real estate development segment. The operations of the real estate development segment are reported as discontinued operations. The income from operations for the 2013 period represents the after tax earnings of the discontinued business.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	March 31, 2014	December 31, 2013
ASSETS

Current assets:
Cash and cash equivalents	$146,657	$238,703
Trade and other accounts receivable, less allowance for doubtful accounts ($533 - 2014; $564 - 2013)	340,407	309,847
Inventories	324,519	307,518
Deferred income taxes	4,892	8,267
Prepaid expenses and other current assets	37,320	32,984

Total current assets	853,795	897,319

Property, plant, and equipment, at cost	990,703	985,196
Less accumulated depreciation and amortization	704,915	700,160

Net property, plant, and equipment	285,788	285,036

Prepaid pension cost	58,254	55,087
Deferred income taxes	20,772	22,961
Intangibles (net of amortization) and goodwill	21,787	23,319
Deferred charges and other assets	42,832	43,552

Total assets	$1,283,228	$1,327,274

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$128,083	$134,132
Accrued expenses	66,047	77,992
Dividends payable	12,765	12,996
Income taxes payable	16,284	11,419
Other current liabilities	7,854	11,075

Total current liabilities	231,033	247,614

Long-term debt	355,482	349,467
Other noncurrent liabilities	160,228	157,745

Shareholders’ equity
Common stock and paid-in capital (without par value); issued and outstanding - 12,867,035 in 2014 and 13,099,356 in 2013	—	—
Accumulated other comprehensive loss	(58,355)	(60,086)
Retained earnings	594,840	632,534

	536,485	572,448

Total liabilities and shareholders’ equity	$1,283,228	$1,327,274

NEWMARKET CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW DATA

(In thousands, unaudited)

	Three Months Ended March 31,
	2014	2013

Net income	$57,523	$67,835
Depreciation and amortization	10,258	11,796
Cash pension and postretirement contributions	(5,202)	(8,031)
Noncash pension and postretirement expense	3,654	5,446
Working capital changes	(66,764)	(55,707)
Capital expenditures	(9,251)	(16,109)
Net borrowings under revolving credit agreement	6,000	1,000
Repurchases of common stock	(77,061)	(22,508)
Dividends paid	(14,200)	(11,998)
All other	2,997	3,160

Decrease in cash and cash equivalents	$(92,046)	$(25,116)

NEWMARKET CORPORATION AND SUBSIDIARIES

NON-GAAP FINANCIAL INFORMATION

(In thousands, unaudited)

	Three Months Ended March 31,
	2014	2013

Income from continuing operations	$57,523	$66,941

Add:
Interest and financing expenses	4,164	4,782
Income tax expense	26,272	25,469
Depreciation and amortization	9,903	10,145

EBITDA from continuing operations	97,862	107,337

Plus (less): loss (gain) on interest rate swap agreement	2,233	(678)

EBITDA from continuing operations, as adjusted	$100,095	$106,659